Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON NAMES ROBERT P. KELLY AS CHAIRMAN, PRESIDENT AND

CHIEF EXECUTIVE OFFICER

PITTSBURGH, January 31, 2006 — The Board of Directors of Mellon Financial Corporation announced today the appointment of Robert P. Kelly as Chairman, President and Chief Executive Officer, succeeding current Chairman and CEO Martin G. McGuinn. Mr. Kelly, currently Chief Financial Officer and Senior Executive Vice President of Wachovia Corporation, Charlotte, N.C., will join Mellon on February 13, 2006. Mr. Kelly, 51, will relocate to Pittsburgh, which remains Mellon’s headquarters.

The Board began an extensive internal and external search process last September in connection with the succession of Mr. McGuinn, who is 63 and will retire simultaneous with Mr. Kelly’s arrival. “Bob Kelly has a proven track record and will hit the ground running,” Mr. McGuinn said, “as such, there is no need for a transition process.” Board member Wes von Schack, chair of the Human Resources Committee agreed, adding, “Bob is the ideal candidate for Mellon at this time in its history, which is why the Board voted unanimously to elect him. He has a tremendous background of focusing on strategy, operational excellence and growth, both organically and via acquisition. In a poll of analysts by Institutional Investor magazine, he was voted the best large capitalization bank CFO in America in both 2004 and 2005, reflecting his outstanding reputation in the investment community. Based on this record, and the fact that Mellon has in place a strong and experienced senior management team who will be supporting Bob, we are confident of a smooth transition.”

Lead Director James Orr concurred on the Board’s view of Kelly. He went on to say that the entire Board “wishes to thank Marty McGuinn for his stewardship of the company as he transformed Mellon into one of the leading asset management and payments and securities services companies in the world. Marty led the challenge of sharpening Mellon’s strategy to focus on growth businesses that have provided higher price earnings multiples for our shareholders, new opportunities for our employees and better products, services and innovation for our clients. Marty and his wife, Ann, are also integral and long-standing leaders in the Pittsburgh community, and the Board thanks them for their commitment and passion in supporting the places where Mellon employees live and work.”

Newly-appointed Chairman, President and CEO Bob Kelly said, “I am honored to join Mellon, an institution with more than 135 years of experience in the financial services industry and a well-deserved sterling reputation. With talented employees who are recognized throughout the industry, and a great mix of businesses, it is unquestionably one of the world’s leaders in asset management and asset servicing and has been enjoying strong growth. I look forward to working with the employees at Mellon to create superior long-term shareholder value.”

Mr. Kelly joined Wachovia Corporation in 2000 as Chief Financial Officer. Wachovia is the fourth largest bank holding company in the U.S., based on assets, and the third largest U.S. full-service brokerage firm based on client assets. Previously he spent 19 years with a major Canadian bank. In addition to his experience as a CFO, he has extensive background in retail brokerage and banking and securities trading. He is a chartered accountant with an M.B.A. and an honorary doctorate from City University, London, UK, and a bachelor’s degree and honorary doctorate from St. Mary’s University, Canada. He is actively involved with numerous civic organizations in Charlotte, and says that he and his wife, Rose, look forward to relocating to Pittsburgh and becoming involved in the community here as well. Mr. Kelly and his wife have two children, ages 17 and 20.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.7 trillion in assets under management, administration or custody, including $781 billion under management. News and other information about Mellon is available at www.mellon.com.

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